Exhibit 99.8

Greektown Superholdings, Inc. and Athens Acquisition LLC

Minority Rights Term Sheet

Economic Rights and Transfer Provisions
Put

•  Non-transferable put right for all current Greektown stockholders until 12/31/13 or six months after closing, whichever is later

•  $90/share on an unconverted basis

•  No credit for post-signing accrued and unpaid dividends

•  No “MFN”

•  As specified in “Waiver and Release” below, receipt of put right by Brigade and SG subject to that party’s execution of a waiver of all existing claims against Athens and Greektown and all related persons/entities. Receipt of the put right shall not be permitted if any such claims have been asserted prior to the time of purported exercise. To receive the put right, Brigade and SG must execute the waiver within 10 business days following the date that Athens has consummated the purchase of ~75% of the Greektown shares under the existing purchase contracts.

•  Upon both (i) the closing of the three executed securities purchase agreements and (ii) board control of Greektown by Athens, Athens represents and warrants that it will own and retain, until all put rights have been exercised or expire, at least $145 million in Greektown securities, based on the purchase price paid by Athens for those securities.

•  Only current stockholders will have third party beneficiary rights under the agreement to enforce the put right.

Short-Form Merger	• If Athens owns more than 90%, Athens covenants to effect a short-form merger under Delaware law.
Call	• No call
Tag	• Applies only to sales of equity
Drag	• Drag with no minimum price • No drags if related party transaction; drag must be arm’s-length negotiation with a bona fide third party
Preemptive Right	• Preemptive Rights last until Athens effects a short-form merger. • Preemptive rights apply to (i) all equity issuances and (ii) any debt issuances to Athens and/or its affiliates.
Right of First Refusal	• No ROFR
Conversion	• Put price adjusts downward to the extent a shareholder has converted preferred shares into common shares
Waiver and Release

•  Greektown must release all existing claims against Athens and related persons/entities.

•  To receive its put right, SG must release all existing claims against Greektown and its directors and Athens and related persons/entities; no disparagement and no claims to third parties regarding released party or related to Greektown related matters; release will provide that sole remedy in long-form merger is appraisal.

•  To receive its put right, Brigade must release all existing claims against Greektown and its directors and Athens and related persons/entities; no disparagement and no claims to third parties regarding released party or related to Greektown related matters; release will provide that sole remedy in long-form merger is appraisal.

•  Athens must release all existing claims against Greektown, SG and Brigade (contingent on above releases).

•  Athens and Greektown indemnify Greektown directors, and if indemnification is not available, provide contribution; Athens controls defense and settlement.

•  No waiver/release of claims for performance under agreement.

Corporate Governance
Independent Board Representation

•  Initial independent director and such director’s initial successor will be selected from existing Greektown Board, to be chosen by Athens.

•  Following resignation or removal of initial successor, Athens will propose an independent replacement director (with no previous or existing ties to Athens, Gilbert or their respective affiliates) and minority will have a veto right over that proposed appointment. If vetoed, Athens proposes another independent replacement director until an independent director that is acceptable to the minority is identified.

•  The independent director maintains veto right over certain matters (see below) until Athens effects a short-form merger; if no specified independent per above, then balance of independent directors make decision by majority vote.

Minority Shareholder Veto Rights

•  Veto rights last until Athens effects a short-form merger

•  Veto rights apply as follows:

¡    Related party/affiliate transactions above a specified threshold (including payment of any management fee by Company to Athens), other than issuances offered proportionately to all shareholders.

¡     Changes to organizational documents that would disproportionately affect the minority shareholders v. Athens.

•  Veto rights do not apply to changes in connection with financings that are offered proportionately to all shareholders.

•  No veto rights for Short-Form Merger affected by Athens/Greektown once Athens owns more than 90%

Other
Information

•  Greektown will remain an SEC registrant until Athens effects a short-form merger, except with the approval of the independent director (or the majority of independent directors, if there is no specified independent director then serving)

Transition / Refinancing	• Subject to MGCB approval, Athens may meet with management, discuss transition matters with management, and participate in refinancing discussions with lenders.
Rights Agreement	• Board will terminate Rights Agreement and reverse the December 30, 2012 Bylaw amendments upon execution of agreement providing for the minority rights described above

[Signature page follows.]

ATHENS ACQUISITION LLC

By:	/s/ Matthew Cullen
Name:
Title:

GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ Freman Hendrix
Name:
Title:

Signature Page to Greektown Superholdings, Inc. and Athens Acquisition LLC

Minority Rights Term Sheet